Exhibit 10.37
DESCRIPTION OF
ZIX CORPORATION 2008 MANAGEMENT VARIABLE COMPENSATION
PLAN
       The Company’s 2008 Management Variable Compensation Plan (the “Plan”) provides for variable compensation to be paid to certain Company employees, based upon the achievement by December 31, 2008 relative to the parameters stated below. A total of approximately $493,000 is available for payment under the Plan. A total of nine employees are eligible to participate in the Plan.
     The relevant parameters that define the variable compensation to be paid are set forth below (based on full-year):
     (1) Revenue
     (2) Total Cash Balance as of 12/31/08
     (3) New First Year Orders for Email Encryption
     (4) Renewal Rate for Email Encryption
     (5) New Physicians Sponsored for e-Prescribing
     (6) Cumulative Active Physician Prescribers for e-Prescribing as of 12/31/08
     (7) 4Q 2008 Fees per Active Physician Prescribers for e-Prescribing
     The Plan provides for a “Minimum” and “Target” metric for each of the stated parameters. The computation shall be measured as follows:
(A)	If the team achieves the “Target” for a measurement, then 100% of the bonus amount allocated to that measurement per the weighting established for that measurement is earned.

(B)	If the team misses the “Minimum” for a measurement, then all of the bonus amount allocated to that measurement per the weighting established for that measurement is forfeited.

(C)	If the team achieves an amount for a measurement that is between the “Minimum” and the “Target”, then the bonus amount allocated to that measurement per the weighting established for that measurement is paid pro rata on a linear basis, beginning at the “Minimum” and ending with the “Target” being 100%.